Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$2,262,500	$262.90

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

August 2015 Pricing Supplement Registration Statement No. 333-202524 Dated August 21, 2015 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$2,262,500 Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index
Principal at Risk Securities

The Auto-Callable Step-Up Securities Based on the Performance of the EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period will be automatically redeemed if the index closing value of the EURO STOXX 50® Index (the “underlying index”) on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of 9.00% per annum, as described below. However, if the index closing value of the underlying index is less than the initial index value on each determination date, you will not receive any payment for the related quarterly period and the securities will not be automatically redeemed. At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive a fixed positive return that will also correspond to a return of 9.00% per annum, as set forth below. However, if the final index value is less than the initial index value, you will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 78% of the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity, and you must be willing to accept the risk of losing your entire initial investment. These securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of the underlying index in exchange for the possibility of receiving an early redemption payment following the initial 1-year non-call period or a payment at maturity greater than the stated principal amount if the underlying index closes at or above the initial index value on a quarterly determination date. The securities will not be called until after the initial 1-year non-call period. Investors will not participate in any appreciation of the underlying index. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$2,262,500
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	August 21, 2015
Original issue date:	August 26, 2015 (3 business days after the pricing date)
Maturity date:	August 26, 2020, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Early redemption:	The securities are not subject to automatic early redemption until the 1st anniversary of the original issue date. Starting on August 23, 2016,* if on any quarterly determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.
Determination dates and early redemption payment:	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date*	Early Redemption Payment	Determination Date*	Early Redemption Payment
August 23, 2016	$10.90	August 22, 2018	$12.70
November 23, 2016	$11.13	November 21, 2018	$12.93
February 22, 2017	$11.35	February 21, 2019	$13.15
May 23, 2017	$11.58	May 23, 2019	$13.38
August 23, 2017	$11.80	August 21, 2019	$13.60
November 22, 2017	$12.03	November 21, 2019	$13.83
February 21, 2018	$12.25	February 21, 2020	$14.05
May 24, 2018	$12.48	May 21, 2020	$14.28

* The determination dates are as listed above, plus the final determination date of August 21, 2020. The determination dates are subject to adjustment as described in the accompanying Equity Index Underlying Supplement. Some early redemption payments appearing in the table above have been rounded for ease of analysis.

Early redemption dates:	3 business days after the related determination date.
Initial index value:	3,247.26, which was the index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final determination date.
Downside threshold value:	2,532.86, which is 78% of the initial index value (rounded to two decimal points)
Payment at maturity:

•      If the final index value is greater than or equal to the downside threshold value:

the stated principal amount or, if the final index value is also greater than or equal to the initial index value, $14.50; or

•      If the final index value is less than the downside threshold value:

(i) the stated principal amount multiplied by (ii) the index performance factor. In this case, the payment at maturity will be less than 78% of the stated principal amount of the securities and could be zero.

Index performance factor:	Final index value / initial index value
CUSIP / ISIN:	40434K305 / US40434K3059
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities—General Information—Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$2,262,500.00	$56,562.50
		$11,312.50	$2,194,625.00
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the $0.30 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.46 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page 7 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 7 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.`

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 2015 Pricing Supplement Registration Statement No. 333-202524 Dated August 21, 2015 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

August 2015	Page 2

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Investment Summary

Auto-Callable Step-Up Securities

Principal at Risk Securities

The Auto-Callable Step-Up Securities Based on the Performance of the EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period (the “securities”) do not provide for the payment of interest and do not guarantee the repayment of principal. The securities will be automatically redeemed if the index closing value of the underlying index on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of 9.00% per annum, as described below. However, if the index closing value of the underlying index is less than the initial index value on each determination date, you will not receive any payment for the related quarterly period and the securities will not be automatically redeemed. At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive a fixed positive return that will also correspond to a return of 9.00% per annum, as set forth below. However, if the final index value is less than the initial index value, you will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 78% of the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity, and you must be willing to accept the risk of losing your entire initial investment.

Maturity:	5 years
Automatic quarterly early redemption:	If, on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.
Early redemption payment:

The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date	Early Redemption Payment	Determination Date	Early Redemption Payment
August 23, 2016	$10.90	August 22, 2018	$12.70
November 23, 2016	$11.13	November 21, 2018	$12.93
February 22, 2017	$11.35	February 21, 2019	$13.15
May 23, 2017	$11.58	May 23, 2019	$13.38
August 23, 2017	$11.80	August 21, 2019	$13.60
November 22, 2017	$12.03	November 21, 2019	$13.83
February 21, 2018	$12.25	February 21, 2020	$14.05
May 24, 2018	$12.48	May 21, 2020	$14.28

Some early redemption payments appearing in the table above have been rounded for ease of analysis.

Payment at maturity:

•      If the final index value is greater than or equal to the downside threshold value:

the stated principal amount or, if the final index value is also greater than or equal to the initial index value, $14.50; or

• If the final index value is less than the downside threshold value:

(i) the stated principal amount multiplied by (ii) the index performance factor. In this case, the payment at maturity will be less than 78% of the stated principal amount of the securities and could be zero.

August 2015	Page 3

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the payment of interest. Instead, the securities will be automatically redeemed for an early redemption amount corresponding to a return of 9.00% per annum if the index closing value on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial index value. The securities have been designed for investors who are willing to risk their principal and forego current income and participation in the appreciation of the underlying index in exchange for the possibility of receiving an early redemption payment following the initial 1-year non-call period or a payment at maturity greater than the stated principal amount if the underlying index closes at or above the initial index value on a quarterly determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Starting on August 23, 2016, when the underlying index closes at or above the initial index value on one of the quarterly determination dates other than the final determination date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of 9.00% per annum.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the underlying index closes below the initial index value on every quarterly determination date before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes at or above the initial index value. At maturity, investors will receive a cash payment equal to $14.50 per stated principal amount, corresponding to a return of 9.00% per annum.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive only the principal amount at maturity	As in Scenario 2, in this scenario, the index closing value of the underlying index does not equal or exceed the initial index value on any of the quarterly determination dates before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes below the initial index value but at or above the downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity	As in Scenarios 2 and 3, in this scenario, the index closing value of the underlying index does not equal or exceed the initial index value on any of the quarterly determination dates before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes below the downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor. Under these circumstances, the payment at maturity will be less than 78% of the stated principal amount and could be zero.

August 2015	Page 4

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the index closing value on each of the quarterly determination dates other than the final determination date following the initial 1-year non-call period, and the payment at maturity will be determined by reference to the index closing value on the final determination date. The actual initial index value and downside threshold value will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the following terms:

Hypothetical Initial Index Value:	3,500
Hypothetical Downside Threshold Value:	2,730, which is 78% of the hypothetical initial index value
Early Redemption Payment (starting in August 2016):

The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date	Early Redemption Payment	Determination Date	Early Redemption Payment
1	$10.90	9	$12.70
2	$11.13	10	$12.93
3	$11.35	11	$13.15
4	$11.58	12	$13.38
5	$11.80	13	$13.60
6	$12.03	14	$13.83
7	$12.25	15	$14.05
8	$12.48	16	$14.28

Payment at Maturity:

•      If the final index value is greater than or equal to the downside threshold value:

the stated principal amount or, if the final index value is also greater than or equal to the initial index value, $14.50; or

•      If the final index value is less than the downside threshold value:

(i) the stated principal amount multiplied by (ii) the index performance factor. In this case, the payment at maturity will be less than 78% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$10

Automatic Call:

Example 1 — the securities are redeemed following the second determination date

Date	Index Closing Value	Payment (per Security)
1st Determination Date	2,800 (below the initial index value, securities are not redeemed)	—
2nd Determination Date	3,600 (at or above the initial index value, securities are automatically redeemed)	$11.13

In this example, the index closing value on the 1st determination date is below the initial index value, and the index closing value on the second determination date is above the initial index value. Therefore the securities are automatically redeemed on the second early redemption date. Investors will receive $11.13 per security on the related early redemption date, corresponding to an annual return of 9.00%. No further payments will be made on the securities once they have been redeemed.

August 2015	Page 5

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Payment at Maturity

In the following examples, the index closing value on the quarterly determination dates before the final determination date is less than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final index value is at or above the initial index value

Date	Index Closing Value	Payment (per Security)
1st Determination Date	2,800 (below the initial index value, securities are not redeemed)	—
2nd Determination Date	3,000 (below the initial index value, securities are not redeemed)	—
3rd to 16th Determination Dates	Various values (each below the initial index value, securities are not redeemed)	—
Final Determination Date	5,600 (at or above the initial index value)	$14.50

In this example, the index closing value is below the initial index value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the underlying index has appreciated 60% from the hypothetical initial index value. At maturity, investors receive $14.50 per security, corresponding to an annual return of 9.00%. However, investors do not participate in the appreciation of the underlying index over the term of the securities.

Example 2 — the final index value is below the initial index value but above the downside threshold value

Date	Index Closing Value	Payment (per Security)
1st Determination Date	2,500 (below the initial index value, securities are not redeemed)	—
2nd Determination Date	2,000 (below the initial index value, securities are not redeemed)	—
3rd to 16th Determination Dates	Various values (each below the initial index value, securities are not redeemed)	—
Final Determination Date	2,800 (below the initial index value, but above the downside threshold value)	$10

In this example, the index closing value is below the initial index value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final index value is below the initial index value but at or above the downside threshold value, and accordingly, investors will receive a payment at maturity that is equal to the stated principal amount of the securities. The payment at maturity is $10.00 per security, representing neither a positive return nor a loss on your investment.

Example 3 — the final index value is below the initial index value

Date	Index Closing Value	Payment (per Security)
1st Determination Date	2,500 (below the initial index value, securities are not redeemed)	—
2nd Determination Date	2,000 (below the initial index value, securities are not redeemed)	—
3rd to 16th Determination Dates	Various values (each below the initial index value, securities are not redeemed)	—
Final Determination Date	1,750 (below the initial index value)	$10 × index performance factor = $10 × 50% = $5.00

In this example, the index closing value is below the initial index value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final index value is below the downside threshold value, and accordingly, investors are fully exposed to the negative performance of the underlying index over the term of the securities, and will receive a payment at maturity that is less than 78% of the stated principal amount of the securities. The payment at maturity is $5.00 per security, representing a loss of 50% on your investment.

August 2015	Page 6

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page
S-2 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the securities comprising the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the Equity Index Underlying Supplement; and

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and you may lose your entire initial investment. The securities do not guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and we will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities at maturity if the securities have not been automatically redeemed prior to maturity and the final index value is greater than or equal to the downside threshold value. If the final index value is less than the downside threshold value, you will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 78% of the stated principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the fixed early redemption payments specified for each determination date or payment at maturity. The appreciation potential of the securities is limited to the fixed early redemption payments specified for each determination date, if the underlying index closes at or above the initial index value on any of quarterly determination dates other than the final determination date following the initial 1-year non-call period, or to the fixed $14.50 upside payment at maturity, if the securities have not been redeemed and the final index value is at or above the initial index value. You will not participate in any appreciation of the underlying index, which could be significant.

▪	The automatic early redemption feature may limit the term of your investment to 1 year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as one year by the automatic quarterly early redemption feature of the securities. If the securities are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance

August 2015	Page 7

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

that the volatility will lessen. See “Information about the EURO STOXX 50® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per securities if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the stocks comprising the underlying index. Investing in the securities is not equivalent to investing in the component securities of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities comprising the underlying index.

▪	Risks associated with non-U.S. companies. The value of the underlying index depends upon the stocks of companies located within the Eurozone, and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the underlying index and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities comprising the underlying index are traded in euro, and the securities are denominated in U.S. dollars, the underlying index and the amount payable on the securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the Eurozone economy that in turn may affect the value of the underlying index, and therefore the securities.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The Deutsche Börse AG and SIX Group AG, the publishers of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the publishers of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publishers of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading

August 2015	Page 8

Auto-Callable Step-Up Securities Based on the Performance of the
EURO STOXX 50® Index, due August 26, 2020, With 1-Year Initial Non-Call Period

With the Payment Upon an Automatic Call and the Payment at Maturity Subject to the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 6 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The determination of whether the securities will be automatically called and the payment at maturity on the securities is not linked to the value of the underlying index at any time other than on the applicable determination dates, including the final determination date. Whether the securities will be automatically called, or the payment at maturity, will be based on the closing value of the underlying index on the applicable determination date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to an applicable determination date but then decreases on that day to a level that is below the initial index value, the securities will not be automatically redeemed for that determination date. Similarly, even if the level of the underlying index appreciates prior to the final determination date but then decreases on that day to a level that is below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the level of the underlying index on a date prior to the final determination date. Although the actual level of the underlying index on the maturity date or at other times during the term of the securities may be higher than its level on one or more determination dates, the determination of whether the securities will be automatically called and the payment at maturity on the securities will be based solely on the level of the underlying index on the determination dates.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates has determined the initial index value and will determine the final index value, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or the calculation of the final index value in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial index value, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out and expect to continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities

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and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could increase the level at which the underlying index must close so that an investor does not suffer a significant loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the determination dates, could adversely affect the value of the underlying index on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and the amount of cash, if any, an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Principal at Risk Securities

EURO STOXX 50® Index Overview

The underlying index is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the EURO STOXX 50® Index, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing value from January 2, 2008 through August 21, 2015. We obtained the official closing values below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any determination date.

Historical Performance of the Underlying Index – Daily Official Closing Levels January 2, 2008 to August 21, 2015

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Principal at Risk Securities

EURO STOXX 50® Index	High	Low	Period End
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter (through August 21, 2015)	3,686.58	3,247.26	3,247.26

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Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
Day count convention:	30/360
CUSIP:	40434K305
ISIN:	US40434K3059
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale, early redemption or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale, early redemption or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during their term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payment under the security at maturity or its earlier sale, early redemption or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale, early redemption or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and

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Principal at Risk Securities

entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc. or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each securities they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the final determination date for purposes of determining the accelerated final index value. If the closing level of the underlying index exceeds the initial index value, the Calculation Agent will determine the amount payable based upon a 9% return per annum, and the amount of time that the securities have been outstanding. If a market disruption event exists on that scheduled trading day, then the accelerated final determination date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final determination date). The accelerated maturity date will be the third business day following such accelerated postponed final determination date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s

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Principal at Risk Securities

web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at .www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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